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EMS Technologies Neil Mackay - President & CEO Gary Shell - Sr. VP & CFO

Forward Looking Statements EMS has included forward-looking statements in this investor presentation. All statements, other than statements of historical fact, included in this presentation that address activities, events or developments that we expect or anticipate will or may occur in the future, or that depend upon future events, including such matters as our expectations with respect to future financial performance, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments, and the growth of our businesses and operations, are forward-looking statements. For example, words such as "may", will", "would", "should", "estimates", "targets", "predicts", "projects", "potential", "continues", "strategy", "believes", "anticipates", "plans", "expects", "intends" and similar expressions are intended to identify forward-looking statements. In particular, this investor presentation includes financial projections, which provide management's current expectations with respect to our future financial performance over an extended period of time. Actual results could differ materially from those suggested in our projections or other forward-looking statements included in this investor presentation as a result of a variety of factors. Such factors include, but are not limited to: economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets; difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results; our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors; U.S. defense budget pressures on spending priorities and contract-award schedules; uncertainties inherent in the process of converting contract awards into firm contractual orders in the future; volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets or liabilities denominated in foreign currencies; successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts; changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, and the extent to which deferred tax assets are considered realizable; successful transition of products from development stages to an efficient manufacturing environment; changes in the rate at which our products are returned for repair or replacement under warranty; customer response to new products and services, and general conditions in our target markets (such as logistics, space-based communications and commercial and private aviation), and whether these responses and conditions develop according to our expectations; the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units; the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products; the availability of financing for various mobile and high-speed data communications systems; risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results, and financial condition; development of successful working relationships with local business and government personnel in connection with the distribution and manufacture of products in foreign countries; the demand growth for various mobile and high-speed data communications services; our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills; our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings; the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations; the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; and our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning. Undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and EMS' management undertakes no obligation to update publicly any of them in light of new information or future events. Given the inherent uncertainty involved in the presentation of our financial projections, we advise you to review the projections disclaimer on the next page of this investor presentation for a detailed discussion of the factors that could cause our actual results to differ materially from our projected results and the limitations on the use of projections. 2

EMS does not routinely make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, in connection with this investor presentation, we have included our financial goals to supplement our discussion of our plans for the future of our business. The financial forecasts regarding our goals for future operations cover periods through fiscal 2014 (the "Financial Goals"). The Financial Goals were prepared by, and are the responsibility of, EMS' management. The Financial Goals do not necessarily comply with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. KPMG LLP, EMS' independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Financial Goals and does not express an opinion or any form of assurance related thereto. Importantly, the Financial Goals reference Adjusted EBITDA, which is a non-GAAP financial measure. As indicated, the Financial Goals represent our internal goals for our future financial performance versus a detailed line item financial projection. As such, we have not included a reconciliation bridging our earnings goals to our Adjusted EBITDA goals. The Financial Goals, while presented within a specified range, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of EMS' management. Because the Financial Goals cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Financial Goals were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond EMS' control. The Financial Goals also reflect assumptions as to certain business decisions that are subject to change. The Financial Goals are also predicated on the successful execution of our business strategies discussed in this investor presentation. Important factors that may affect actual results and result in the Financial Goals not being achieved include, but are not limited to, the factors highlighted in discussion regarding forward-looking statements at the beginning of this investor presentation, as well as the other risk factors described in EMS' annual report on Form 10-K for the year ended December 31, 2009, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, all of which risk factors are hereby incorporated by reference into this investor presentation. In addition, the Financial Goals may be affected by EMS' ability to achieve strategic goals, objectives and targets over the applicable periods. Accordingly, there can be no assurance that the Financial Goals will be realized, and actual results may vary materially from those shown. Neither EMS nor any of its affiliates can give any assurance that actual results will not differ from the Financial Goals, and none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Goals to reflect circumstances existing after the date the Financial Goals were generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the Financial Goals are shown to be in error. EMS does not intend to make publicly available any update or other revision to the Financial Goals, except as otherwise required by law. Neither EMS nor any of its affiliates has made or makes any representation to any EMS shareholder or other person regarding the ultimate performance of EMS compared to the information contained in the Financial Goals or that the Financial Goals will be achieved. Projections Disclaimer 3

4 Who is EMS? EMS enables mobile connectivity for assets and people, anywhere on earth What is the Opportunity? Expectation of connectivity... anywhere Why Us? Focus on Enabling Technologies Focus on Key Markets How Do We Create Value? Profitability Alignment Growth

PROFITABILITY Strong 2010 Financial Performance 5 Q4-10 Q4-09 Sales $98.1 million* $85.0 million Operating Income $6.2 million $(18.6) million1 Adjusted Earnings from Continuing Operations2 $6.1 million or $0.40 Adjusted EPS2 $2.4 million or $0.16 Adjusted EPS2 Adjusted EBITDA2 $12.2 million* $8.5 million Operating Cash From Continuing Operations $17.4 million* $9.3 million 1 Includes $21.8 M of goodwill impairment & acquisition costs 2 See non-GAAP reconciliation in Appendix * Record

PROFITABILITY Near Term Trend Driving Up Market Cap 6 Stock appreciation in 2010 - up 39% Adjusted EBITDA1 ($ in Millions) 2009 2010 Achieved record Adjusted EBITDA1 in 2010, while maintaining strong R&D investment 1 See non-GAAP reconciliation in Appendix

ALIGNMENT Yesterday 7 Aviation Defense & Space Global Tracking LXE Terminals and antennas, in-cabin network devices and rugged data storage. Components and subsystems for advanced mobile communications. Devices, applications and services to track, monitor and control remote assets. Rugged mobile computers linked by radio to a host data network. Target markets: Connectivity for larger, long-haul aircraft, and global surveillance applications. Target markets: Supply chain to prime contractors for communications, intelligence, surveillance and reconnaissance. Target markets: Secure tracking and messaging, transportation and logistics, and satellite- based search-and- rescue. Target markets: Logistics for distribution and warehousing, and in field-force automation.

ALIGNMENT Tomorrow 8 Aviation Defense & Space Global Tracking LXE Terminals and antennas, in-cabin network devices and rugged data storage. Components and subsystems for advanced mobile communications. Devices, applications and services to track, monitor and control remote assets. Rugged mobile computers linked by radio to a host data network. Target markets: Connectivity for larger, long-haul aircraft, and global surveillance applications. Target markets: Supply chain to prime contractors for communications, intelligence, surveillance and reconnaissance. Target markets: Secure tracking and messaging, transportation and logistics, and satellite- based search-and- rescue. Target markets: Logistics for distribution and warehousing, and in field-force automation.

ALIGNMENT New Company - Complementary Strategies 9 Global Resource Management Aero Connectivity Complementary technologies Aircraft satellite antennas Terminals and network products Common markets Systems integrators, military Shared strategic objectives Ka-band opportunities Overlapping sales focus Military/government sales Global Tracking + LXE Aviation + Defense & Space Complementary products for solutions sales Rugged mobile computers with terrestrial radios (LXE) Satellite terminals and software applications (Global Tracking) Common customers Field services, fleets and road transport Overlapping international distribution Value added resellers Sales offices

10 ALIGNMENT Balanced Company FY-2010 Sales FY-2010 Adjusted EBITDA1 AERO CONNECTIVITY GLOBAL RESOURCE MANAGEMENT Aviation Defense & Space Global Tracking LXE 1 Excludes Corporate and Other / see non-GAAP reconciliation tables in Appendix

10-year addressable market > 140,000 aircraft Demand for passenger connectivity in-flight Internet: North America / Internet & GSM: RoW Cut airline operating costs Improved routing ? less time in the air ? less fuel cost Quicker turn-around on the ground Launch of AspireTM airborne communications systems Feature-rich connectivity for small and medium-sized business aircraft Reliance on airborne intelligence, surveillance and reconnaissance (ISR) Border protection, contraband, environmental monitoring Focus on information superiority in warfare Communications on the move: air-to-air, air-to-ground/ship UAV communications GROWTH Growth Drivers - Aero Connectivity 11 Capitalizing on insatiable demand for information

Multi-billion-dollar addressable commercial and military markets Global demand for applications in security and logistics Satellite and terrestrial coverage Duty-of-care applications and mobile-resource-management Force tracking applications (logistics, soldiers) Introducing new products Can be used in wide-area networks Entry into new verticals Industry leading position in a emerging global tracking market IP portfolio/domain knowledge to carve out much greater niche Channels in Middle East and Pacific Rim Under-penetrated market for mobile workforce management Enterprise systems extending to the field GROWTH Growth Drivers - Global Resource Management 12 Feeding the growing need for in-transit visibility

Create recurring revenue streams Secure position on more aviation platforms Develop more solutions with service/airtime Leverage industrial partnerships to reach larger opportunities Extend beyond role as components/products supplier Key to success in Aviation and Global Tracking Focus development expenditures Build on already strong market positions GROWTH Key Strategies for the Future 13

Improved productivity across all businesses Cut annualized costs by $25 million Intensified business integration throughout the company Began combining LXE and Global Tracking Integrated Aviation operations Grew LXE sales pipeline by expanding indirect sales channel Tripled size global network of distributors (>700) > $30 million additional channel revenues in 2010 So How Have We Done So Far? 14 Driving profitability, alignment and growth across all divisions

2011 Guidance Record Sales and Adjusted EBITDA expected in 2011 2011 2010 Sales $ 385 - 405 million $ 355 million Adjusted EBITDA $ 43 - 46 million $ 40 million Adjusted EPS $ 1.10 - 1.25 $ 0.97 15 Midpoint of Guidance Range Midpoint of Guidance Range

Longer Term Financial Goals 16 Revenue Adjusted EBITDA Aero Connectivity 10-15% 10-15% Global Resource Management 15-20% 20-25% Consolidated 13-17% 15-20% Potential 2014 Totals at Midpoint of CAGR Range $ 622 M $ 77 M 1 Our financial goals included in this presentation are forward-looking in nature and are based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of EMS' management. We encourage you to carefully review the disclosures we make regarding the limitations inherent in forward-looking statements at the beginning of this presentation, together with the detailed disclaimer regarding our financial goals and related assumptions included in the Appendix. Five-Year Compound Annual Growth Rate1 2010-2014

17 Summary EMS enables mobile connectivity for assets and people, anywhere on earth Our Opportunity Expectation of connectivity... anywhere Our Focus Enabling Technologies Key Markets Our Value Profitability Alignment Growth

18

Appendix

Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Following is a reconciliation of net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data - unaudited) : Three Months Ended Three Months Ended Three Months Ended Three Months Ended Three Months Ended Years Ended Years Ended Years Ended Years Ended Years Ended Dec. 31, 2010 Dec. 31, 2010 Dec. 31, 2009 Dec. 31, 2009 Dec. 31, 2010 Dec. 31, 2010 Dec. 31, 2009 Dec. 31, 2009 Net earnings Earnings per share Net earnings (loss) Earnings (loss) per share Net earnings Earnings per share Net earnings (loss) Earnings (loss) per share As reported $ 6.1 0.40 (25.6) (1.68) 14.1 0.92 (20.1) (1.32) Loss from discontinued operations, net of tax - - (6.2) (0.41) - - (7.0) (0.45) Earnings (loss) from continuing operations 6.1 0.40 (19.4) (1.27) 14.1 0.92 (13.1) (0.87) Impairment loss and related charges, net of tax - - 19.9 1.31 0.2 0.01 19.9 1.31 Acquisition-related items - - 1.9 0.12 0.6 0.04 7.2 0.47 Acquisition-related foreign exchange adjustment - - - - - - 1.4 0.09 As Adjusted 6.1 0.40 2.4 0.16 14.9 0.97 15.4 1.00 Non-GAAP Reconciliation Table 20

Non-GAAP Reconciliation Table 2010 – By Segment

Following is a reconciliation of net earnings to Adjusted EBITDA and earnings (loss) before income taxes to Adjusted EBITDA by segment, for the three months and year ended December 31, 2010 (in millions - unaudited):

	Aviation	LXE	Defense & Space	Global Tracking	Corp. & Other	Total
Three Months Ended December 31, 2010						
Net earnings						$ 6.1
Income tax expense						-
Earnings (loss) before income taxes	$ 2.7	1.8	2.5	0.7	(1.6)	6.1
Interest expense	-	-	-	-	0.4	0.4
Depreciation and amortization	2.2	0.9	0.8	0.9	0.3	5.1
Stock-based compensation	0.1	-	-	0.1	0.4	0.6
Adjusted EBITDA	$ 5.0	2.7	3.3	1.7	(0.5)	$ 12.2
Year Ended December 31, 2010						
Net earnings						$ 14.1
Income tax expense						1.8
Earnings (loss) before income taxes	$ 5.9	6.1	7.7	1.6	(5.4)	15.9
Interest expense	-	-	-	-	1.9	1.9
Depreciation and amortization	8.1	3.2	3.3	3.7	1.2	19.5
Impairment loss on goodwill and related charges	-	-	-	-	0.4	0.4
Stock-based compensation	0.3	0.2	0.3	0.1	1.1	2.0
Acquisition-related items	-	-	-	-	0.6	0.6
Adjusted EBITDA	$ 14.3	9.5	11.3	5.4	(0.2)	$ 40.3

21

EMS TECHNOLOGIES

Non-GAAP Reconciliation Table 2009 – By Segment

Following is a reconciliation of net earnings to Adjusted EBITDA and earnings (loss) from continuing operations before income taxes to Adjusted EBITDA by segment, for the three months and year ended December 31, 2009 (in millions - unaudited):

	Aviation	LXE	Defense & Space	Global Tracking	Corp. & Other	Total
Three Months Ended December 31, 2009						
Net earnings						$ (25.6)
Loss from discontinued operations, net of tax						6.2
Income tax expense						-
Earnings (loss) from continuing operations before income taxes	$ 2.3	(0.1)	(20.3)	0.3	(1.6)	(19.4)
Interest expense	-	0.1	(0.1)	-	0.4	0.4
Depreciation and amortization	2.3	0.9	0.7	0.8	0.3	5.1
Impairment loss on goodwill and related charges	-	-	19.9	-	-	19.9
Stock-based compensation	-	-	-	-	0.7	0.7
Acquisition-related items	-	-	-	-	1.9	1.9
Adjusted EBITDA	$ 5.0	2.7	3.3	1.7	(0.5)	$ 12.2
Year Ended December 31, 2009						
Net earnings						$ (20.1)
Loss from discontinued operations, net of tax						7.0
Income tax expense						(4.3)
Earnings (loss) from continuing operations before income taxes	$ 5.9	6.1	7.7	1.6	(5.4)	(17.4)
Interest expense	-	-	-	-	1.9	2.2
Depreciation and amortization	8.1	3.2	3.3	3.7	1.2	20.0
Impairment loss on goodwill and related charges	-	-	-	-	0.4	19.9
Stock-based compensation	0.3	0.2	0.3	0.1	1.1	2.4
Acquisition-related items					7.2	7.2
Acquisition-related foreign exchange adjustment	-	-	-	-	1.4	1.4
Adjusted EBITDA	$ 20.2	10.9	(3.2)	4.3	3.5	$ 35.7

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EMS TECHNOLOGIES

Aero Connectivity revenue Growth attributable to traditional aviation business No planned material growth in large defense programs or sales to prime contractors Global Resource Management revenue High single-digit growth in traditional LXE market Additional LXE revenues for reasonable roll-out of products for new vertical markets Growth from Global Tracking markets, consistent with recent performance Global Resource Management adjusted EBITDA Cost leverage from LXE's current business model (costs not expected to grow as fast as sales) Increasing service revenues from Global Tracking markets Certain Financial Assumptions (CAGR) 23

24 Additional Information Additional Information and Where To Find It In connection with the proxy contest initiated by MMI Investments, L.P., the Company will be filing documents with the Securities and Exchange Commission (the "SEC"), including the filing by the Company of a proxy statement. Shareholders are urged to read the Proxy Statement for the 2011 Annual Meeting of Shareholders when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final Proxy Statement will be mailed to stockholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company's website (www.ems-t.com) under the heading "Investor Relations", the SEC's website at (www.sec.gov), or by contacting the Company at 770-729-6512. Information Regarding Participants The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company's 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the Schedule 14A filed by the Company with the SEC on February 16, 2011. Shareholders may obtain free copies of this information at the Company's website (www.ems-t.com) under the heading "Investor Relations," the SEC's website at (www.sec.gov), or by contacting the Company at 770.729.6512 or 660 engineering Drive, Norcross, Georgia 30092, Attention: Secretary. As of the date hereof, the Company's directors, officer and employees who are participants collectively own an aggregate of (1) 564,488 shares of common stock of the Company, including options that are currently exercisable or will be exercisable within 60 days, and (2) 61,193 non-voting deferred share units.